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                                                                    EXHIBIT 99.1

EMCORE ENTERS AGREEMENT TO ACQUIRE TECSTAR'S APPLIED SOLAR DIVISION

SOMERSET, N.J.--(BUSINESS WIRE)--Feb. 6, 2002--EMCORE Corporation
(NASDAQ: EMKR - news):

o The acquisition will make EMCORE the world's largest independent solar panel integrator.

o     The transaction will be accretive immediately.

EMCORE Corporation (NASDAQ: EMKR - news), a leading provider of semiconductor technologies for global communications, announced today that it has reached an agreement to acquire certain assets of the Applied Solar Division business of Tecstar, Inc. ( "Tecstar "). The transaction will make EMCORE the world's largest independent solar panel integrator. Under the terms of the agreement, which was signed by the parties on February 6, 2002, EMCORE will pay $21 million for the solar cell business and operations of Tecstar. The acquisition will also vertically integrate all aspects of satellite solar panel construction within EMCORE and provide EMCORE with solar panel manufacturing expertise with a proven flight heritage dating back to 1958.

The Tecstar acquisition enables EMCORE to further penetrate the satellite communications market by expanding the company's product offerings to include CICs (cover interconnect cells) and solar panels. EMCORE will now offer solar array integrators and satellite manufacturers a single supply source to meet their power requirements. The solar panel array is a critical sub-assembly in satellite manufacturing. The greater the efficiency (light-to-energy conversion) in a solar panel, the more transponders a satellite can support. This results in more capacity to transmit data and a corresponding increase in satellite revenues. EMCORE currently manufactures the most efficient radiation hard solar cell in the world, with a beginning of life efficiency of 27.5%.

Tecstar, the industry's first solar cell manufacturer for space applications, has an impressive 40+ year history of providing fully integrated solar panels that have powered many well known space programs such as the NASA Mars Pathfinder. With proven flight processes and solar panel service to all major satellite solar array integrators in the US and most international suppliers, Tecstar's experience and firmly established track record with customers will be paramount to EMCORE's increasing success in the satellite communications sector.

Reuben F. Richards, Jr., President and CEO of EMCORE, stated, "EMCORE has the most advanced solar cell technology available today. By acquiring Tecstar, we are combining our industry-leading technology with Tecstar's proven flight heritage to offer manufacturers an integrated solution to meet all of their satellite power needs from a single source. As a result of this added capability, EMCORE will play a more direct role in a satellite's on-orbit success." Bryon Borgardt, Vice President and Chief Financial Officer of Tecstar,



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added, "We are excited that the Tecstar heritage will continue under the leadership of EMCORE, where our team can combine its experience with EMCORE's innovative photovoltaic technology to create the best solar panels available. We are confident that EMCORE's leading solar cell technology will provide the building blocks to achieve greater satellite performance, while Tecstar's history of success with major satellite providers will enhance these efforts."

The acquisition will be effected through a Chapter 11 reorganization of Tecstar. The motion to approve the sale of certain Tecstar assets to EMCORE will be filed with the Delaware Bankruptcy Court this week and requires Bankruptcy Court approval. The proceeds from the EMCORE transaction and the disposition or reorganization of Tecstar's remaining assets will be used for the payment of Tecstar's creditors. The Tecstar transaction is expected to be immediately accretive to EMCORE shareholders.

EMCORE Corporation offers a versatile portfolio of compound semiconductor products for the rapidly expanding broadband and wireless communications and solid state lighting markets. The Company's integrated solutions philosophy embodies state of the art technology, material science expertise and a shared vision of our customer's goals and objectives to be leaders and pioneers in the rapidly growing world of compound semiconductors. EMCORE's solutions include: optical components for high speed data and telecommunications; solar cells for global satellite communications; electronic materials for high bandwidth communications systems, such as Internet access and wireless telephones; MOCVD tools for the growth of GaAs, AlGaAs, InP, InGaP, InGaAlP, InGaAsP, GaN, InGaN, AlGaN, and SiC epitaxial materials used in numerous applications, including data and telecommunications modules, cellular telephones, solar cells and high brightness LEDs. For further information about EMCORE, visit http://www.emcore.com.

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," believes," and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. Actual operating results may differ materially from such forward-looking statements and are subject to certain risks, including risks arising from: cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth, increased competition, delays in developing and commercializing new products, and other factors described in EMCORE's filings with the Securities and Exchange Commission. In addition, the potential acquisition of the assets of Tecstar is subject to risks and contingencies to closing, which are outside of EMCORE's control, such as the requirement that the transaction be approved by the Bankruptcy Court and the risk of an overbid. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Contact:
     EMCORE Corporation
     Tom Werthan, 732/271-9090
     or
     TT Communications
     Victor Allgeier, 212/794-1050



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